Filed Pursuant to Rule 433

Registration Statement No. 333-253385

MARKET-LINKED STEP UP NOTES

Market-Linked Step Up Notes Linked to the STOXX® Europe 600 Banks Index

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10.00 per unit
Term	Approximately two years
Market Measure	The STOXX® Europe 600 Banks Index (Bloomberg symbol: “SX7P”)
Payout Profile at Maturity

•   If the Market Measure is flat or increases up to the Step Up Value, a return equal to the Step Up Payment

•   If the Market Measure increases above the Step Up Value, a return equal to the percentage increase in the Market Measure

•   1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of the principal amount at risk

Step Up Value	[123.50% to 127.50%] of the Starting Value, to be determined on the pricing date
Step Up Payment	[$2.35 to $2.75] per unit, a [23.50% to 27.50%] return over the principal amount, to be determined on the pricing date
Threshold Value	100% of the Starting Value
Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will not decrease over the term of the notes, and are willing to take full downside risk and forgo interim interest payments.
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/83246/000110465921078087/tm2117372d59_fwp.htm
Exchange Listing	No

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, you may lose up to 100% of the principal amount.
•	Payments on the notes, including any repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	The estimated initial value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the estimated initial value of the notes on the pricing date.
•	You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
•	The securities included in the Index are concentrated in one sector, and the notes will be subject to risks associate with the banking industry.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
-100.00%	$0.00	-100.00%
-50.00%	$5.00	-50.00%
-40.00%	$6.00	-40.00%
-30.00%	$7.00	-30.00%
-20.00%	$8.00	-20.00%
-10.00%	$9.00	-10.00%
-5.00%	$9.50	-5.00%
0.00%(1)	$12.55(2)	25.50%
10.00%	$12.55	25.50%
20.00%	$12.55	25.50%
25.50%(3)	$12.55	25.50%
30.00%	$13.00	30.00%
40.00%	$14.00	40.00%
50.00%	$15.00	50.00%
100.00%	$20.00	100.00%

(1)	This hypothetical percentage change corresponds to the hypothetical Threshold Value.
(2)	This amount represents the sum of the principal amount and the hypothetical Step Up Payment of $2.55.
(3)	This hypothetical percentage change corresponds to the hypothetical Step Up Value.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.